----------------------------------------------------------------------------------------------------------------------------------
                                             ATEL CAPITAL EQUIPMENT FUND IX, LLC
                                             -----------------------------------
                           The following is an update of equipment acquisitions reflecting all lessees and equipment leased/committed to lease through June 5, 2002.
----------------------------------------------------------------------------------------------------------------------------------
----------------------------      ----------------------------      ----------------------------      ----------------------------
Basin Electric Power Co-op*         General Electric Company           Nortel Networks, Inc.*             Photuris, Inc.(6)(7)
          (4)(5)
----------------------------      ----------------------------      ----------------------------      ----------------------------
Moody's Credit Rating:(1)           Moody's Credit Rating:(1)        Moody's Credit Rating:(1)          Moody's Credit Rating:(1)
          A3                                   Aaa                             A2                                  NR

   Lease Financing of                  Lease Financing of               Lease Financing of                  Lease Financing of
   Walking Drag Line                Manufacturing Equipment              Office Furniture              Office Equipment & Furniture

     Lease Term(2)                       Lease Term(2)                    Lease Term(2)                      Lease Term(2)
     72 - 66 months                     36 - 84 months                      83 months                         36 months

   Equipment Cost(3)                   Equipment Cost(3)                Equipment Cost(3)                   Equipment Cost(3)
Fully Funded: $11,315,397           Fully Funded: $6,506,214         Fully Funded: $1,065,692           Fully Funded: $1,000,000
                                  Lease Commitments: $1,726,898

Commencement Date of Lease         Commencement Date of Lease       Commencement Date of Lease        Commencement Date of Lease
 July 2000 - January 2001            December 2000 - May 2002               March 2001                        March 2001
----------------------------      ----------------------------      ----------------------------      ----------------------------

----------------------------      ----------------------------      ----------------------------      ----------------------------
  National Gypsum Company          Williams Distributed Power              CVS Corporation               Silicon Access Networks
                                           Svs. Inc.                                                            (6)(9)
                                  (Guarantor: The Williams Co,
                                          Co, Inc.)(8)
----------------------------      ----------------------------      ----------------------------      ----------------------------
  Moody's Credit Rating:(1)         Moody's Credit Rating:(1)         Moody's Credit Rating:(1)         Moody's Credit Rating:(1)
           Baa1                               Baa1                               A3                               NR-W

     Lease Financing of                Lease Financing of                Lease Financing of                 Lease Financing of
  Tractor & CAT Equipment             Micro Turbine Systems               Material Handling                Computer Peripherals

        Lease Term(2)                     Lease Term(2)                     Lease Term(2)                     Lease Term(2)
         60 months                         60 months                          60 months                      24 - 30 months

      Equipment Cost(3)                 Equipment Cost(3)                  Equipment Cost(3)                Equipment Cost(3)
 Funded To Date: $2,105,821          Fully Funded: $717,356                Funded: $802,870              Fully Funded: $997,927

 Commencement Date of Lease        Commencement Date of Lease        Commencement Date of Lease        Commencement Date of Lease
 April 2001 - January 2002                April 2001                  July 2001 - January 2002          August 2001 - April 2002
----------------------------      ----------------------------      ----------------------------      ----------------------------

----------------------------      ----------------------------      ----------------------------      ----------------------------
    Zeevo, Inc. (6)(10)           Sony Pictures Entertainment,       Graham Offshore, Inc. (11)          Seacor Marine, Inc.(11)
                                              Inc.                    (Guarantor: Seacor Smit,          (Guarantor: Seacor Smit,
                                                                               Inc.)                              Inc.)
----------------------------      ----------------------------      ----------------------------      ----------------------------
 Moody's Credit Rating:(1)          Moody's Credit Rating:(1)        Moody's Credit Rating:(1)          Moody's Credit Rating:(1)
         NR-W                                  NR                             Baa3                                Baa3

    Lease Financing of                Lease Financing of                 Lease Financing of                Lease Financing of
   Computer Peripherals              Sony Digital Recorders              Crew & Supply Boats                   Supply Boat
       & Equipment

      Lease Term(2)                      Lease Term(2)                      Lease Term(2)                     Lease Term(2)
       24 months                          36 months                          60 months                          60 months

    Equipment Cost(3)                  Equipment Cost(3)                Equipment Cost(3)                    Equipment Cost(3)
  Fully Funded: $370,429             Fully Funded: $762,524           Fully Funded: $4,845,000             Fully Funded: $867,000

Commencement Date of Lease         Commencement Date of Lease       Commencement Date of Lease           Commencement Date of Lease
September 2001 - April 2002              November 2001                    January 2002                         January 2002
----------------------------      ----------------------------      ----------------------------      ----------------------------

               ----------------------------      ----------------------------      ----------------------------
               General Motors Corporation*         Johnson Technology, Inc.         Peabody Energy Corporation
                                                 (Guarantor: General Electric
                                                            Co.)
               ----------------------------      ----------------------------      ----------------------------
               Moody's Credit Rating:(1)          Moody's Credit Rating:(1)         Moody's Credit Rating:(1)
                          A2                                Aaa                                Ba2/BB

                   Lease Financing of                 Lease Financing of                 Lease Financing of
                   Material Handling                  EDM Speed Drillers           Underground Mining Equipment

                     Lease Term(2)                      Lease Term(2)                      Lease Term(2)
                      26-70 months                       84 months                          60 months

                    Equipment Cost(3)                  Equipment Cost(3)                  Equipment Cost(3)
                 Fully Funded: $2,910,436           Fully Funded: $1,937,500       Lease Commitment: $5,500,000

               Commencement Date of Lease         Commencement Date of Lease         Commencement Date of Lease
                      March 2002                        April - May 2002                   October 2002
               ----------------------------      ----------------------------      ----------------------------

--------------------------------------------------------------------------------
                      ATEL CAPITAL EQUIPMENT FUND IX, LLC
                               Acquisition Summary
--------------------------------------------------------------------------------

                   --------------------------------------------
                             ATEL CAPITAL EQUIPMENT
                                  FUND IX, LLC
                   --------------------------------------------
                           Portfolio Credit Rating(12)
                                       A1

                             Total Equipment Cost
                              As of May 31, 2002

                                Funded to Date
                                  $36,204,166

                          Commitments to be Funded(13)
                                   $7,226,898

                        Total Fundings and Commitments
                                   $43,431,064
                   --------------------------------------------

Footnotes:

*This is a Syndicated Transaction. Lease term represents the remaining months of the existing lease contracts.

     (1) Portfolio Credit Rating reflects the weighted average credit rating as defined in the Prospectus for 75% of the equipment acquired with the Net Proceeds.Credit rating as listed by Moody's Investor Services as of the date of this report. "N/R" signifies that either the company has no public debt or has not been issued a rating. "BaaCE" indicates a credit equivalent of Baa or better as determined by the General Partner. The credit rating of guaranteed Leases is that of the Guarantor.

     (2) "Lease Term" is expressed in terms of months, although actual Lease Terms may be monthly, quarterly, semiannual or annual.

     (3) "Equipment Cost" includes either amounts committed to Lessees for funding by the Program, or actual Equipment acquisition costs as of June 5, 2002. All figures are rounded to the nearest dollar. For any transactions which are not fully funded, the "Equipment Cost" may change as a result of ongoing fundings. To the extent that the transaction is not fully funded, the information in the table represents the Managing Member's best estimates as to the size, timing and terms of the transaction upon full funding, based on the outstanding lease commitment, its discussions with the lessee, the current and anticipated availability of Fund capital and other factors. There can be no assurance, however, that the portion of the transaction which has not been funded will be completed as described.

     (4) Acquisition Cost of $6,786,284 represents a 25% interest in the equipment (purchased from Bank of America, NA). Lease term represents the remaining months of the existinglease contract.

     (5) Acquisition Cost of $4,529,113 represents an additional 17.5% interest in the equipment (purchased from BNY Capital Resources Corporation). Lease term represents the remaining months of the existing lease contract.

     (6) Acquisition Cost equals 50% of the total funded for the lessee. The other 50% is owned by other ATEL partnership.

     (7) Photuris shall execute and deliver to ATEL a warrant to purchase a number of shares of the Series B Preferred Stock equal to $45,000.

     (8) Acquisition Cost equals 77% of the total funded for lessee. The other 23% is owned by other ATEL partnership.

     (9) ATEL may be able to purchase a warrant to purchase 22,935 shares of Silicon's Series D Preferred Stock at a price per share of $6.54.

     (10) ATEL may be able to purchase a warrant to purchase 29,101 shares of Zeevo's Series C Preferred Stock at a price per share of $3.78.

     (11) Acquisition Cost equals 51% of the total funded for lessee. The other 49% is owned by other ATEL partnership.

     (12) Portfolio Credit Rating reflects the weighted average credit rating as defined in the Prospectus for 75% of the equipment acquired with the Net Proceeds.

     (13)  Additional   Commitments  reflect  the  expected  funding  amount  of
additional transactions currently approved for funding in ATEL Capital Equipment Fund IX.

Status of the Offering:
As of June 5, 2002, the Fund had received and accepted subscriptions for 6,525,947 units total subscriptions in the amount of $65,259,470.

Must be presented in conjunction with a current ATEL Capital Equipment Fund
IX Prospectus. Investors are encouraged to read the prospectus carefully for ATEL Capital Equipment Fund IX which has been provided for them in conjunction with this presentation. The presentation constitutes neither an offer to sell nor a solicitation of an offer to buy securities described herein. The offering is made only by the means of the prospectus delivered prior to or at the time of the presentation. Investors are advised that there are significant risks associated with an investment in the Fund. Please read the prospectus for further explanation.


                                       2